Exhibit I


                        THE COMMONWEALTH OF MASSACHUSETTS

               OFFICE OF CONSUMER AFFAIRS AND BUSINESS REGULATION

                                  DEPARTMENT OF
                           TELECOMMUNICATIONS & ENERGY

     MITT ROMNEY                ONE SOUTH STATION         PAUL G. AFONSO
      GOVERNOR                  BOSTON, MA 02110             CHAIRMAN
                                 (617) 305-3500
    KERRY HEALEY                                        JAMES CONNELLY, ESQ.
 LIEUTENANT GOVERNOR                                        COMMISSIONER


                                                         W. ROBERT KEATING
    BETH LINDSTROM                                          COMMISSIONER
       DIRECTOR
OFFICE OF CONSUMER AFFAIRS                              EUGENE J. SULLIVAN, JR.
 AND BUSINESS REGULATION                                     COMMISSIONER

                                                          DEIRDRE K. MANNING
                                                             COMMISSIONER




                                                   September 24, 2004



Catherine A. Fisher, Assistant Director
Office of Public Utility Regulation
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      National Grid Transco plc
                  SEC File No. 70-10236

Dear Ms. Fisher:

         The Department of Telecommunications and Energy ("Department") has received your letter of September 17, 2004 requesting our views regarding a financing application of National Grid Transco plc ("National Grid") pending before the Securities and Exchange Commission ("SEC"). The Department understands that National Grid's application includes a proposal to make additional investments in foreign utility companies ("FUCOs").\1 The Department further understands that National Grid's indirect subsidiaries, Massachusetts Electric Company and Nantucket Electric Company, will not issue securities, enter into guarantees, or pledge assets to fund such FUCO investments.

-------------
1 Specifically, the SEC has requested that the Department provide our views as to our authority and resources to protect ratepayers subject to our jurisdiction and our intention to exercise that authority, in light of National Grid's existing interest in FUCOs and in light of the proposed additional investments


                    FAX: (617) 345-9101 TTY: (800) 323-3298
                                www.mass.gov/dpu

Ms. Catherine A. Fisher                                                   Page 2
September 24, 2004


     The Department has not held an investigation with respect to National Grid's proposed further investments in FUCOs and, accordingly, can not comment on the specifics of such investments. However, pursuant to Massachusetts General Laws Chapter 164, the Department regulates the rates, financings, affiliate transactions, and terms of service of Massachusetts Electric Company and Nantucket Electric Company. Given this jurisdiction, National Grid's existing interest and proposed additional investments in FUCOs will not have an adverse impact on the ability of the Department to protect Massachusetts Electric Company or Nantucket Electric Company or their respective customers. Pursuant to G.L. c. 164, the Department has the authority and resources to protect ratepayers in Massachusetts and it intends to continue exercising that authority.

     Should you require any additional information, please do not hesitate to contact me at 617-305-3521.

                                                      Sincerely,

                                                      /s/ Andrew O. Kaplan

                                                      Andrew O. Kaplan
                                                      General Counsel

cc:  Paul G. Afonso, Chairman
     Mary L. Cottrell, Secretary